EXHIBIT 99.1
CONTACT: Mark Carter, VP and Investor Relations Officer (704) 557-8386
IMMEDIATE RELEASE May 8, 2014

Snyder's-Lance, Inc. Announces Results from Annual Meeting of Stockholders

Charlotte, NC, - May 8, 2014 - Snyder’s-Lance Inc. (Nasdaq-GS:LNCE) today announced the results from its Annual Meeting of Stockholders held on May 6, 2014. The stockholders approved each of the proposals voted on at the meeting.
Election of Directors
The following nominees were elected to the Snyder’s-Lance, Inc. Board of Directors to serve until the Annual Meeting of Stockholders in 2017:

•	C. Peter Carlucci, Jr.
•	James W. Johnston
•	W. J. Prezzano
•	Patricia A. Warehime

The Board of Directors is currently comprised of eleven members, each of whom serves a three-year term.
Advisory Vote on Executive Compensation
The stockholders approved the advisory resolution approving the compensation paid to Snyder’s-Lance, Inc. named executive officers.
Snyder's-Lance, Inc. 2014 Director Stock Plan
The stockholders approved the Snyder's-Lance, Inc. 2014 Director Stock Plan effective May 6, 2014.
Number of the Members of the Board of Directors
The stockholders approved an amendment to Section 3.2 of the Snyder's-Lance, Inc. Bylaws changing the number of the members of the Board of Directors to a minimum of 7 and a maximum of 13.
Ratification of Selection of PricewaterhouseCoopers LLP as Independent Public Accountants
The stockholders ratified the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2014.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, Quitos™ and other brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E